SciClone Reports Results for the Second Quarter of 2008

Revenues Increase 54% in Second Quarter of 2008; Guidance Updated for the Year 2008

FOSTER CITY, CA -- 07/29/2008 -- SciClone Pharmaceuticals, Inc. (NASDAQ: SCLN) today reported results for the second quarter ended June 30, 2008.

"We achieved outstanding revenue growth in our China business in the second quarter. Consolidated sales of ZADAXIN® (thymalfasin) grew by 54% over the second quarter of 2007. We are delighted with our continued success in building a leading pharmaceutical business in this attractive and important market," said Friedhelm Blobel, Ph.D., President and Chief Executive Officer of SciClone. "Later this year, we expect to receive approval for DC Bead™ for the treatment of liver cancer in China. In the third quarter, we plan to report data from our phase 2 SCV-07 trial in Hepatitis C virus (HCV). Most important, in the fourth quarter, we expect to report final data from the European phase 3 trial evaluating thymalfasin in triple therapy to treat patients infected with HCV who have not responded to standard therapy and have very limited treatment options today."

Financial Results

For the second quarter of 2008, product revenues from the sale of ZADAXIN increased by 54% to $13,834,000, compared with product revenues of $8,955,000 for the second quarter of 2007. The increase in product revenues for the second quarter of 2008 is primarily attributable to an increase in the quantity of ZADAXIN sold in the People's Republic of China ("China"), which accounted for approximately 94% of total ZADAXIN sales for the quarter.

Research and development expenses for the second quarter of 2008, including related party research and development costs, totaled $4,535,000, compared with $4,712,000 for the second quarter of 2007. The costs this quarter are primarily related to clinical trial expenses for our phase 2 trials for RP101 and SCV-07, the phase 3 clinical trial for HCV, and development plans for a phase 3 trial for melanoma. General and administrative expenses for the second quarter of 2008 were $2,860,000, compared with $2,444,000 for the second quarter of 2007. Sales and marketing expenses for the second quarter of 2008 were $4,192,000, compared with $3,139,000 for the second quarter of 2007. The increase in sales and marketing expenses was primarily due to increases in personnel, promotional activities, and operating expenses related to our expanding sales and marketing efforts.

Net loss for the second quarter of 2008 totaled $319,000, or $0.01 per share, compared with $2,657,000, or $0.06 per share, for the second quarter of 2007.

Cash, cash equivalents and short-term investments totaled $21,885,000 at June 30, 2008, compared with $35,281,000 at December 31, 2007 and $37,481,000 at June 30, 2007. In addition, the Company also had a long-term investment of $1,679,000 at June 30, 2008.

SPIL China Quarterly Financial Data

For the second quarter of 2008, SciClone Pharmaceuticals International China Holding, Ltd., a fully-owned SciClone subsidiary ("SPIL China"), generated product revenues of $13,068,000 from sales of ZADAXIN, a 57% increase compared with $8,325,000 of product revenues for the second quarter of 2007. SPIL China's operating income for the second quarter of 2008 was $6,781,000. The SPIL China results are provided on a GAAP basis and exclude inter-company expenses. Inter-company expenses payable to SciClone from SPIL China were $781,000 in the second quarter.

Recent Highlights

--  SciClone and Sigma-Tau S.p.A. announced that all 553 enrolled patients completed a phase 3 HCV study. All patients who responded to treatment after 48 weeks of therapy have now completed their 24-week follow-up. The unblinded data from the trial are expected to be available in the fourth quarter of 2008. In February this year, SciClone and Sigma-Tau announced promising blinded interim data from this trial. The phase 3 trial is evaluating ZADAXIN in combination with pegylated interferon alpha and ribavirin as a treatment for patients with HCV who have not responded to prior therapy with pegylated interferon alpha and ribavirin. Additional information on this phase 3 trial may be found on our website,
    www.sciclone.com, in press releases issued June 26, 2008 and February 11,
    2008.

Financial Guidance for 2008

We are updating guidance for the full year 2008.

For the full year 2008, SciClone expects product revenues of $48 to $50 million, a 30 to 35% increase compared with revenues of $37 million for 2007. The increased revenue guidance is primarily due to increasing sales of ZADAXIN to China. SciClone expects research and development expenses of $24 to $26 million for 2008, of which approximately $12 million relate to the ongoing phase 2 pancreatic cancer clinical trial for RP101. We are pleased that we are achieving intended research and development milestones in 2008 at a lower cost than included in our previous guidance. Beyond 2008, SciClone expects a substantial reduction in expenses required to complete the phase 2 RP101 clinical trial. For the full year 2008, SciClone expects the net loss to be $10 to $12 million, or $0.22 to $0.26 per share, and expects to end 2008 with $12 to $14 million in cash, cash equivalents, and investments.

For SPIL China, SciClone expects product revenues of $45 to $47 million and operating income of $20 to $22 million for the full year 2008.

In summary:
                                   Fiscal Year Ending December 31, 2008

US$ in millions                    Previous                New
(except per share amounts)         Guidance                Guidance
--------------------------         --------                --------

SciClone Consolidated
---------------------
Revenues                           $42-$44                 $48-$50
Research and development           $27                     $24-$26
Net loss                           $(17-19)                $(10-12)
Net loss per share                 $(0.38-0.41)            $(0.22-0.26)
Cash, cash equivalents and         $10                     $12-$14
investments (at 12/31/08)

SPIL China
----------
Revenues                           $40-$42                 $45-$47
Operating income                   $16-$18                 $20-$22

Conference Call

SciClone will host a conference call at 11:00 a.m. ET (8:00 a.m. PT) today, Tuesday, July 29, 2008. Management will review its operating results for the second quarter 2008 and give a business update. A live webcast can be accessed by visiting the Investor Relations section of SciClone's website at www.sciclone.com.

DATE:       Tuesday, July 29, 2008
TIME:       11:00 a.m. ET (8:00 a.m. PT)
WEBCAST:    Live call and replay accessible at www.sciclone.com
LIVE CALL:  877-675-4750 (U.S./Canada)
            719-325-4890 (International)
REPLAY:     888-203-1112 (U.S./Canada)
            719-457-0820 (International)
            Passcode:  4199761
            (Replay available from 2:00 p.m. ET on July 29, 2008 through
             11:59 p.m. ET on August 25, 2008)

About SciClone

SciClone Pharmaceuticals is a biopharmaceutical company engaged in the development of therapeutics to treat life-threatening diseases. SciClone's lead product ZADAXIN® is currently being evaluated in a late-stage clinical trial for the treatment of hepatitis C, and successfully completed a phase 2 clinical trial in malignant melanoma. ZADAXIN is approved for sale in select markets internationally, most notably in China where SciClone has an established sales and marketing operation. A key part of SciClone's strategy is to leverage its advantage and broaden its portfolio in the rapidly growing Chinese market by in-licensing or acquiring the marketing rights to other products, such as DC Bead™. For the U.S. market, SciClone's other clinical-stage drug development candidates are RP101 for the treatment of pancreatic cancer and SCV-07 for the treatment of hepatitis C. For more information about SciClone, visit www.sciclone.com.

The information in this press release contains forward-looking statements including our expectations and beliefs regarding future sales and financial results for 2008, and progress, timing and results of our clinical trials. Words such as "expects," "plans," "believe," "may," "will," "anticipated," "intended" and variations of these words or similar expressions are intended to identify forward-looking statements. In addition, statements that refer to expectations, goals, projections or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. Therefore, our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors, including changes in demand for ZADAXIN, the progress or failure of clinical trials, our actual experience in executing on our objectives, the performance of our partners, maintenance of the sufficiency and eligibility of the enrolled patient population, unanticipated delays or additional expenses incurred during our clinical trials, our future cash requirements, delays in analyzing and synthesizing data obtained from clinical trials, the performance and future actions of our strategic partners, unexpected delays in clinical trial enrollment, future actions by the U.S. Food and Drug Administration or equivalent regulatory authorities in Europe and the fact that experimental data and clinical results derived from studies with a limited group of patients may not be predictive of the results of larger studies, as well as other risks and uncertainties described in SciClone's filings with the Securities and Exchange Commission.

                      SCICLONE PHARMACEUTICALS, INC.
                  CONSOLIDATED STATEMENTS OF OPERATIONS
                               (Unaudited)

                        Three months ended           Six months ended
                             June 30,                    June 30,
                        2008          2007          2008          2007
                    ------------  ------------  ------------  ------------

Product sales       $ 13,834,000  $  8,955,000  $ 24,468,000  $ 17,599,000

Cost of product
 sales                 2,511,000     1,687,000     4,478,000     3,315,000
                    ------------  ------------  ------------  ------------

Gross margin          11,323,000     7,268,000    19,990,000    14,284,000

Operating expenses:
   Research and
    development        4,466,000     4,585,000    11,888,000     6,882,000
   Related party
    research and
    development           69,000       127,000       196,000       253,000
   Sales and
    marketing          4,192,000     3,139,000     8,140,000     6,163,000
   General and
    administrative     2,860,000     2,444,000     5,881,000     5,054,000
                    ------------  ------------  ------------  ------------
Total operating
 expenses             11,587,000    10,295,000    26,105,000    18,352,000
                    ------------  ------------  ------------  ------------

Loss from
 operations             (264,000)   (3,027,000)   (6,115,000)   (4,068,000)

Interest and
 investment income       124,000       419,000       385,000       873,000
Interest and
 investment expense            -       (10,000)            -       (20,000)
Other income
 (expense), net           17,000       (11,000)       54,000       (17,000)
                    ------------  ------------  ------------  ------------
Loss before
 provision for
 income tax             (123,000)   (2,629,000)   (5,676,000)   (3,232,000)
Provision for
 income tax              196,000        28,000       302,000        49,000
                    ------------  ------------  ------------  ------------

Net loss            $   (319,000) $ (2,657,000) $ (5,978,000) $ (3,281,000)
                    ============  ============  ============  ============

Basic and diluted
 net loss per share $      (0.01) $      (0.06) $      (0.13) $      (0.07)

Weighted average
 shares used in
 computing basic
 and diluted net
 loss per share       46,219,562    46,093,452    46,204,804    46,083,777

                      SCICLONE PHARMACEUTICALS, INC.
                       CONSOLIDATED BALANCE SHEETS

                                ASSETS
                                                 June 30,     December 31,
                                                   2008           2007
                                               ------------   ------------
                                                (unaudited)
Current assets:
  Cash and cash equivalents                    $ 21,673,000   $ 31,817,000
  Restricted short-term investments                  78,000         72,000
  Other short-term investments                      134,000      3,392,000
  Accounts receivable, net of allowance of $0
   at June 30, 2008 and $15,000 at
   December 31, 2007                             17,654,000     12,650,000
  Inventories                                     5,432,000      5,579,000
  Prepaid expenses and other current assets       2,286,000      2,949,000
                                               ------------   ------------
Total current assets                             47,257,000     56,459,000
Property and equipment, net                         685,000        774,000
Intangible assets, net                              297,000        332,000
Long-term investments                             1,679,000              -
Other assets                                        995,000      1,094,000
                                               ------------   ------------
Total assets                                   $ 50,913,000   $ 58,659,000
                                               ============   ============

         LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable                             $    851,000   $  1,937,000
  Accrued compensation and employee benefits      1,705,000      1,758,000
  Accrued professional fees                         839,000        699,000
  Other accrued expenses                          2,638,000      3,394,000
  Accrued clinical trials expense                   470,000      1,614,000
  Accrued clinical trials expense due to
   related party                                  1,816,000      1,620,000
  Deferred revenue                                   64,000         37,000
                                               ------------   ------------
Total current liabilities                         8,383,000     11,059,000
Other long-term liabilities                         211,000        341,000
Commitments and contingencies
Stockholders' equity:
  Preferred stock; $0.001 par value;
   10,000,000 shares authorized; no
   shares outstanding                                     -              -
  Common stock; $0.001 par value; 75,000,000
   shares authorized; 46,219,562 and
   46,121,562 shares issued and outstanding
   at June 30, 2008 and December 31, 2007,
   respectively                                      46,000         46,000
  Additional paid-in capital                    216,799,000    215,633,000
  Accumulated other comprehensive (loss)
   income                                           (46,000)        82,000
  Accumulated deficit                          (174,480,000)  (168,502,000)
                                               ------------   ------------
Total stockholders' equity                       42,319,000     47,259,000
                                               ------------   ------------
Total liabilities and stockholders' equity     $ 50,913,000   $ 58,659,000
                                               ============   ============

                      SCICLONE PHARMACEUTICALS, INC.
                  CONSOLIDATED STATEMENTS OF CASH FLOWS
                              (Unaudited)

                                                   Six months ended
                                                        June 30,
                                                   2008           2007
                                               ------------   ------------

Operating activities:
Net loss                                       ($ 5,978,000)  ($ 3,281,000)
Adjustments to reconcile net loss to net cash
 used in operating activities:
  Non cash expense related to employee stock
   options                                          992,000      1,158,000
  Amortization of interest on investments
   held-to-maturity                                       -         26,000
  Depreciation and amortization                     157,000        109,000
  Changes in operating assets and liabilities:
    Accounts receivable, net                     (5,004,000)       (76,000)
    Inventories                                     172,000     (1,222,000)
    Prepaid expenses and other assets               762,000       (636,000)
    Accounts payable and other accrued
     expenses                                    (1,842,000)      (670,000)
    Accrued compensation and employee benefits      (53,000)      (607,000)
    Accrued clinical trials expenses             (1,144,000)      (134,000)
    Accrued clinical trials expense due to
     related party                                  196,000       (233,000)
    Accrued professional fees                       140,000        241,000
    Deferred revenue                                 27,000        (26,000)
    Long-term liabilities                          (130,000)        58,000
                                               ------------   ------------
Net cash used in operating activities           (11,705,000)    (5,293,000)
                                               ------------   ------------

Investing activities:
  Purchases of property and equipment               (28,000)       (16,000)
  Sales (purchases) of short-term investments,
   net                                            1,393,000      6,854,000
                                               ------------   ------------
Net cash provided by investing activities         1,365,000      6,838,000
                                               ------------   ------------

Financing activities:
  Proceeds from issuances of common stock           149,000        225,000
                                               ------------   ------------
Net cash provided by financing activities           149,000        225,000
                                               ------------   ------------

Effect of exchange rate changes on cash and
 cash equivalents                                    47,000              -
                                               ------------   ------------

Net (decrease) increase in cash and cash
 equivalents                                    (10,144,000)     1,770,000
Cash and cash equivalents, beginning of period   31,817,000     25,615,000
                                               ------------   ------------
Cash and cash equivalents, end of period       $ 21,673,000   $ 27,385,000
                                               ============   ============

Corporate Contact:
Ana Kapor
SciClone Pharmaceuticals, Inc.
650.358.3437
investorrelations@sciclone.com